Thursday  July  9,  4:30  p.m.  Eastern  Time

Company  Press  Release

Source:    Medix  Resources,  Inc.

MEDIX  RESOURCES  TERMINATES  TRANSACTIONS  WITH  BANYAN

DENVER, July 9 /PRNewswire/ -- Medix Resources (Nasdaq: MDIX) today announced that it had terminated its definitive agreements to sell its home care and staffing operations to Banyan Healthcare Services, Inc. Medix cites Banyan's failure to comply with the conditions of the definitive agreements for the termination.

On October 16, 1997, the Company announced the signing of a definitive agreement with Banyan Healthcare Services, Inc. National Health Enterprises, Inc. (Banyan) to sell the Company's Ellis Home Care and STAT Home Care services offices of Yonkers and New York City respectively. The agreement was subject to several conditions to closing, including regulatory approval by the State of New York to transfer the necessary licenses. As of July 1, 1998, Banyan had not applied for its New York license.

Medix had also announced that on April 28, 1998, it had signed a purchase agreement with Banyan for the sale of its remaining wholly owned home health and nursing services subsidiaries, National Care Resources-Texas, Inc., National Care Resources-Colorado, Inc. and TherAmerica, Inc., subject to certain closing conditions, including Banyan's receipt of sufficient financing and meeting the negotiated schedule of deposits. Banyan's failure to meet the required deposits and secure sufficient financing was stated as the Company's grounds for termination. The Company had no fiduciary responsibility to
Banyan that was not met. All deposits received by the Company from Banyan were non-refundable.

Medix Resources, Inc. through its wholly owned subsidiary Cymedix Lynx Corporation, offers several fully secure patent pending internet communications products, using an internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10K-SB for 1997 and Form 10-KSB for its first quarter of 1998 that were filed with the Securities and Exchange Commission on March 30, 1998 and May 12, 1998. Such information is available from the SEC or from the Company.